UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2016

AIR METHODS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-16079	84-0915893
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification Number)

7301 South Peoria, Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 792-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2016, Air Methods Corporation (the “Company”) announced the hiring of Peter P. Csapo as the Company’s Chief Financial Officer and Treasurer, effective June 6, 2016.  In connection with the hiring of Mr. Csapo, Trent J. Carman, the Company’s Chief Financial Officer and Treasurer since 2003, will be terminated from his positions with the Company effective June 6, 2016.  Mr. Carman has agreed to provide consulting services to the Company following the effective date of termination, pursuant to a Consulting Agreement between Mr. Carman and the Company to be executed following his termination.

Mr. Csapo, 45, served as the Chief Financial Officer of Accretive Health, Inc., a service provider to healthcare providers, from August 2014 until May 2016.  From August 2011 through September 2013, Mr. Csapo served as the Chief Financial Officer and Area Senior Vice President of VHA Inc., a national network of not-for-profit healthcare organizations that work together to improve performance and efficiency in clinical, financial and operational management. From October 2004 through January 2011, Mr. Csapo was Chief Financial Officer at McKesson Health Solutions, a division of McKesson Corporation, a healthcare services company. In addition to his role as Chief Financial Officer, Mr. Csapo also held various operating roles at McKesson Health Solutions from 2004 through 2011, including vice president of healthcare informatics from February 2007 through January 2010, and vice president of customer operations from February 2010 through January 2011. From February 2011 through July 2011, and from October 2013 through July 2014, Mr. Csapo focused on personal investments and various community activities. Mr. Csapo has no family relationships that require disclosure pursuant to Item 401(d) of Regulation S-K and has not been involved in any transactions that require disclosure pursuant to Item 404(a) of Regulation S-K.

On May 26, 2016, the Company and Mr. Csapo entered into an Employment Agreement (the “Employment Agreement”).  The Employment Agreement has an initial term of two years beginning on June 6, 2016 and ending on June 6, 2018.  Upon expiration of the initial term, the Employment Agreement automatically renews for subsequent one year terms, unless either party provides written notice to the other party that it does not wish to renew the Employment Agreement.  Mr. Csapo’s base salary will be $465,000. In addition, Mr. Csapo is eligible to receive an annual cash bonus and equity awards under the Company’s 2015 Equity Incentive Plan.

In the event the Company terminates the Employment Agreement without cause or Mr. Csapo terminates the Employment Agreement for good reason and certain conditions specified in the Employment Agreement are satisfied, Mr. Csapo is entitled to, among other things, a pro rata bonus and severance payments for 12 months following termination at an annual rate equal to the sum of his annual base salary in effect immediately prior to the date of termination plus an amount equal to his highest annual average of annual bonuses earned in any two consecutive fiscal years in the last three completed fiscal years immediately preceding the fiscal year in which termination occurs; provided that if Mr. Csapo’s employment is terminated without cause or for good reason in 2016, 2017 or 2018, the calculation of the annual average bonus amount shall be based upon the average percentage of target annual bonus earned by each of the Company’s other named executive officers.

In the event of termination resulting from a change in control of the Company and certain conditions specified in the Employment Agreement are satisfied, Mr. Csapo is entitled to, among other things, a pro rata bonus and severance payments for 24 months following termination at an annual rate equal to two times the sum of his annual base salary as in effect immediately prior to the date of termination plus an amount equal to his highest annual average of annual bonuses earned in any two consecutive fiscal years in the last three completed fiscal years immediately preceding the fiscal year in which termination occurs; provided that if such change in control occurs in 2016, 2017 or 2018, the calculation of the annual average bonus amount shall be based upon the average percentage of target annual bonus earned by each of the Company’s other named executive officers.

During the term of employment and for 12 months following the termination of employment, Mr. Csapo may not engage in any business which competes with the Company anywhere in the United States or any country in which the Company conducted business during Mr. Csapo’s term of employment.

The description of the Employment Agreement set forth above is qualified in its entirety by the terms of the Employment Agreement, a copy of which is attached as Exhibits 10.1 and is incorporated herein by reference.

On June 1, 2016, the Company issued a press release announcing the hiring of Mr. Csapo, which is filed herewith as Exhibit 99.1.

Item 9.01              Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Employment Agreement between the Company and Peter P. Csapo, dated May 26, 2016
99.1	Press Release, dated June 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR METHODS CORPORATION

Date: June 1, 2016	By:	/s/ Crystal L. Gordon
Crystal L. Gordon
Senior Vice President, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between the Company and Peter P. Csapo, dated May 26, 2016
99.1	Press Release dated June 1, 2016